Exhibit 99.3
EBITDA DISCUSSION

For AT&T, EBITDA is defined as operating income before depreciation and amortization. EBITDA service margin is calculated as EBITDA divided by service revenues. EBITDA differs from Segment Operating Income (Loss), as calculated in accordance with U.S. generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies.

We believe these measures are relevant and useful information to our investors as they are part of AT&T's internal management reporting and planning processes and are important metrics that management uses to evaluate the operating performance of its wireless operations. These measures are used by management as a gauge of our success in acquiring, retaining and servicing wireless subscribers because we believe these measures reflect AT&T's ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our Wireless segment's performance with that of many of its competitors. The financial and operating metrics which affect EBITDA include the key revenue and expense drivers for which AT&T Mobility's operating managers are responsible and upon which we evaluate their performance.

EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA excludes other income (expense) – net, net income attributable to noncontrolling interest and equity in net income (loss) of affiliates, as these do not reflect the operating results of our wireless subscriber base and national footprint that we utilize to obtain and service our customers. Equity in net income (loss) of affiliates represents AT&T Mobility's proportionate share of the net income (loss) of affiliates in which it exercises significant influence, but does not control. As AT&T Mobility does not control these entities, our management excludes these results when evaluating the performance of our primary operations. EBITDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with its capitalization and tax structures. Finally, EBITDA excludes depreciation and amortization, in order to eliminate the impact of capital investments.

We believe EBITDA as a percentage of service revenues to be a more relevant measure of our Wireless segment operating margin than EBITDA as a percentage of total revenue. We generally subsidize a portion of our wireless handset sales, all of which are recognized in the period in which we sell the handset. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing service revenue that is generated by the subscriber. We also use wireless service revenues to calculate margin to facilitate comparison, both internally and externally with our wireless competitors, as they calculate their margins using wireless service revenues as well.

There are material limitations to using these non-GAAP financial measures. EBITDA and EBITDA service margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies. Furthermore, these performance measures do not take into account certain significant items, including depreciation and amortization, interest expense, tax expense and equity in net income (loss) of affiliates, which directly affect our Wireless segment income. Management compensates for these limitations by carefully analyzing how its competitors present performance measures that are similar in nature to EBITDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. EBITDA and EBITDA service margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

FREE CASH FLOW DISCUSSION

Free cash flow is defined as cash from operations minus construction and capital expenditures. Free cash flow after dividends is defined as cash from operations minus construction, capital expenditures and dividends. Free cash flow yield is defined as cash from continuing operations less construction and capital expenditures as a percentage of market capitalization computed on the last trading day of the quarter. Market capitalization is computed by multiplying the end of period stock price by the end of period shares outstanding. We believe these metrics provide useful information to our investors because management reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.

NET DEBT TO EBITDA DISCUSSION

Net Debt to EBITDA ratios are non-GAAP financial measures frequently used by investors and credit rating agencies and management believes these measures provide relevant and useful information to investors and other users of our financial data. The Net Debt to EBITDA ratio is calculated by dividing the Net Debt by annualized EBITDA. Net Debt is calculated by subtracting cash and cash equivalents and certificates of deposit and time deposits that are greater than 90 days, from the sum of debt maturing within one year and long-term debt. Annualized EBITDA is calculated by annualizing the year-to-date EBITDA.

Adjusted EBITDA excludes costs which are non-recurring in nature. Adjusted EBITDA also excludes net actuarial gains or losses associated with our pension and postemployment benefit plans, which we immediately recognize in the income statement, pursuant to our accounting policy for the recognition of actuarial gains/losses. As a result, the Adjusted EBITDA reflects an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. This measure is consistent with metrics under our existing credit agreements.

ADJUSTING ITEMS DISCUSSION

Adjusted Operating Revenues, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA service margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and income tax expense certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.

Adjusted Operating Revenues, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA service margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. Our calculations of Adjusted diluted EPS, as presented, may differ from similarly titled measures reported by other companies.